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EXHIBIT 99.1

Contact: Tammy Chase, Director of Corporate Communications

(312) 321-3230 or tchase@suntimes.com

Sun-Times Media Group Announces 2008 Second Quarter Results

CHICAGO, August 7, 2008 -- Sun-Times Media Group, Inc. (OTCBB:SUTM) today reported an operating loss of $24.0 million for the second quarter ended June 30, 2008, versus an operating loss of $80.6 million for the second quarter of 2007.

The Company reported a net loss in the second quarter of 2008 of $37.8 million, or $0.46 per diluted share, versus net income of $528.0 million, or $6.56 per diluted share in the same period in 2007. The 2007 period includes the reversal of accruals for contingent tax liabilities following a settlement reached with the Canada Revenue Agency regarding tax issues largely related to the disposition of certain Canadian operations in 2000.

The second quarter 2008 numbers reflect a 14 percent decline in advertising revenue, a 4 percent decline in circulation revenue and $3.4 million of indemnification, investigation and litigation costs, net of recoveries.

For the six months ended June 30, 2008, operating revenue and operating loss were $164.0 million and $49.8 million, respectively, compared with operating revenue of $186.5 million and an operating loss of $75.0 million for the six months ended June 30, 2007. The $49.8 million operating loss in the 2008 period includes $8.9 million of indemnification, investigation and litigation costs, net of recoveries, $18.1 million of corporate expenses, $12.6 million of depreciation and amortization, and $4.6 million of one-time costs associated with reorganization and asset write-downs. The $75.0 million operating loss in the 2007 period includes a $2.5 million net recovery with respect to indemnification, investigation and litigation costs, $65.6 million of corporate expenses, and $16.2 million of depreciation and amortization.

The Company reported that its cost reduction program, announced on December 14, 2007 and continued through the first six months of 2008, favorably affected expenses in the quarter. The Company believes it will meet or exceed its goal of reducing operating costs by $50 million this year. The Company continues to vigorously look for ways to cut additional costs and create further efficiencies.

“The U.S. economic downturn was tough on the newspaper industry in the second quarter, during which many newspaper companies saw double-digit declines in print advertising revenue,” said Cyrus F. Freidheim, Jr., Chief Executive Officer.  “It is difficult to predict when the economic recovery will come and what will be the impact of the recovery on ad sales. As a company we are taking aggressive actions to reduce costs, conserve cash and

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gain share in the declining advertising market. We fully intend to come out of the downturn with a cost structure, a cash balance and market positions that will best enable us to restore our Company to financial health and competitive strength.”

Mr. Freidheim also issued a letter today to shareholders in which he provides additional perspective on the issues facing the Company, and lays out plans to meet the challenges they present.

On June 18, 2008, the Company announced that a wide-ranging settlement agreement with its largest shareholder, Hollinger Inc., had been consummated. The settlement resolved various disputes and litigation between the Company, Hollinger Inc. and Hollinger’s largest secured noteholder, Davidson Kempner Capital Management LLC, and resulted in, among other things, the conversion of all of Hollinger Inc.’s outstanding Class B shares to Class A shares, thereby eliminating the 10-to-1 voting rights held by Hollinger Inc., and the issuance of 1.499 million additional Class A shares to Hollinger Inc. In connection with the consummation of the agreement, six of the Company's 11 directors resigned: William E. Aziz, Brent D. Baird, Albrecht Bellstedt, Peter Dey, Edward C. Hannah and G. Wesley Voorheis. The Board of Directors subsequently re-elected Mr. Dey, and also elected Robert Poile to the Board.

Review of Operating Results

Total operating revenues in the second quarter of 2008 were $83.0 million, versus $94.7 million in the year-ago period.  Advertising revenues declined 14 percent to $62.7 million from $73.2 million in 2007.  Classified advertising fell 19 percent, while retail and national advertising were lower by 14 percent and 11 percent, respectively. Internet advertising revenue rose 5 percent and represented 5 percent of total advertising revenue.

Second quarter 2008 advertising revenue for the Chicago Sun-Times was down 15 percent versus last year, while the suburban newspapers were down 14 percent for the quarter over the same period in 2007.

Circulation revenues were $18.8 million in the second quarter of 2008 compared with $19.7 million in 2007. Circulation revenue for the Chicago Sun-Times declined 4 percent while circulation revenue for the suburban newspapers was down 5 percent.

Total operating costs and expenses in the second quarter of 2008 were $107.0 million, compared with $175.4 million for the second quarter of 2007. This change reflects cost reductions taken by the Company as part of its previously announced $50 million cost-reduction program; a reduction in corporate expenses of $40.5 million; and a decrease in indemnification, investigation and litigation costs, net of recoveries, which fellto $3.4 million from $25.1 million in 2007.

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Total cost of sales in the second quarter of 2008, which includes newsprint and ink, as well as distribution, editorial and production costs, decreased to $53.6 million from $60.4 million in the same quarter of 2007. The Company’s cost-reduction program has resulted in cost reductions in each of these cost categories. Total newsprint consumption in the second quarter decreased approximately 20 percent versus the year-ago period, while the average cost per metric ton of newsprint was 11 percent higher than the same period last year.Newsprint consumption was positively affected by the Company’s actions to change the size and format for some newspapers and to reconfigure the ratios of advertising to editorial content to increase profitability.

Wages and benefits reflected in cost of sales decreased to $23.8 million from $26.6 million, positively affected by lower headcount related to the cost reduction program.

Sales and marketing expenses were $17.6 million for the 2008 second quarter compared with $17.7 million a year ago. The decrease includes largely offsetting effects related to lower marketing and promotion expense of $1.2 million, resulting from the re-launch of the Chicago Sun-Times in 2007 and direct response advertising costs expensed in 2008, but capitalized (and amortized) in 2007 of $1.4 million. The Company announced in the fourth quarter of 2007 that it would no longer capitalize these costs, which results in higher reported sales and marketing expense and lower reported amortization costs versus the prior year.

Other operating costs, which include accounting and finance, IT, human resources, administrative property and facilities costs and other general and administrative costs supporting the newspaper operations, were $16.2 million in the second quarter of 2008 compared with $14.5 million for the same period in 2007, an increase of $1.7 million. This increase is largely due to the disposal or write-off of property, plant and equipment of $1.8 million and higher severance related reorganization costs of $0.8 million, partially offset by lower professional fees of $0.4 million and lower telecommunication costs of $0.3 million.

Corporate expenses in the second quarter of 2008 were $9.6 million compared with $50.1 million in the second quarter of 2007, a decrease of $40.5 million. The decrease is largely due to 2007 adjustments including bad debt expense of $33.7 million related to a loan with an affiliate of Hollinger Inc., as well as an adjustment to gains on prior years’ sales of newspaper operations of $8.6 million. Other improvements include lower insurance costs, primarily directors and officers coverage, of $0.6 million and lower professional fees of $0.6 million. These positive impacts were partially offset by expenses of $0.4 million related to the Company’s strategic alternative process and $2.5 million related to the settlement with Hollinger Inc.

The Company reported $3.4 million of indemnification, investigation and litigation costs, net of recoveries, which includes indemnification costs of $4.3 million related to the appeals process of certain former Company officers and a $2.0 million recovery of legal fees related to the settlement with Hollinger Inc.

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The following is a summary of infrequent items (in thousands of dollars):

	Q2 2008	Q2 2007	YTD 2008	YTD 2007
Other operating costs (thousands of dollars)
Reorganization costs	741	—	2,373	(7)
Other severance expense	100	135	44	234
Printing press removal charge	—	—	—	351
Reduction of reserve for contract disputes	—	—	—	(550)
Loss on disposal or write-down of assets	1,807	—	2,210	—
Restitution and settlement costs – circulation matters	(316)	—	(316)	—

Indemnification, investigation and litigation costs, net of recoveries (thousands of dollars)
Costs	5,444	25,118	10,920	45,217
Recoveries	(2,000)	—	(2,000)	(47,718)

Corporate expenses (thousands of dollars)
Loss on sale of newspaper operations	—	8,638	—	13,603
Bad debt expense related to loan with affiliate	—	33,685	—	33,685
Severance expense (reduction)	—	104	—	(116)
Legal settlements	50	—	50	262
Settlement of claims with Hollinger Inc.	2,490	—	2,490	—

As of June 30, 2008, the Company had cash and cash equivalents totaling $115.5 million. This amount does not include the Company’s investment in outstanding Canadian asset-backed commercial paper. The $115.5 million balance was down from $118.5 million at the end of the first quarter of 2008 due to the Company’s operating loss in the quarter, largely offset by the sale of some of the Company’s Canadian asset-backed commercial paper for $21.0 million. The Company has $11.5 million in recoverable income taxes on its balance sheet, which is an expected refund associated with the carryback of 2007 net operating losses. The Company expects to receive the refund in the third quarter of 2008.

The Company’s investments include $15 million (face value: $20.2 million) of Canadian asset-backed commercial paper that did not redeem upon maturity on August 24, 2007. A largely Canadian investor committee is leading efforts to restructure unredeemed Canadian commercial paper and a plan has been developed, which would include exchanging the paper for medium-term notes backed by the assets underlying the commercial paper. The Company can’t predict the timing of implementation of the plan, nor can it predict the ultimate financial impact on the Company.

Other tax liabilities increased in the second quarter by $12.8 million, largely related to interest accrued on our contingent tax liabilities. The other tax liability balance relates principally to contingent taxes and interest the Company may be required to pay. In January of this year, the Company received an examination report from the Internal Revenue Service setting forth proposed changes to its U.S. tax returns for the years 1996 to 2003. The Company has disputed certain proposed adjustments and filed its appeal. The Company estimates the formal appeals process could take 18 to 36 months, though the timing of any resolution is uncertain.

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Further detail regarding the Company’s financial results will be available in its Form 10-Q filing, which the Company expects to make by August 11, 2008.

About Sun-Times Media Group

Sun-Times Media Group is dedicated to being the premier source of local news and information for the greater Chicago area. Its media properties include the Chicago Sun-Times and Suntimes.com as well as newspapers and Web sites serving more than 200 communities throughout the Chicago area. Further information can be found at http://www.thesuntimesgroup.com.

Cautionary Statement on Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward- looking statements as a prediction of actual results.

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SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2008 and 2007

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share data)
Operating revenue:
Advertising	$ 62,728	$ 73,198	$ 123,866	$ 143,189
Circulation	18,845	19,720	37,162	39,724
Job printing	787	1,167	1,727	2,194
Other	611	659	1,220	1,354
Total operating revenue	82,971	94,744	163,975	186,461
Operating costs and expenses:
Cost of sales:
Wages and benefits	23,766	26,640	48,546	53,302
Newsprint and ink	11,820	13,190	21,955	26,913
Other	18,057	20,619	36,143	40,052
Total cost of sales	53,643	60,449	106,644	120,267
Selling, general and administrative:
Sales and marketing	17,594	17,683	34,143	32,996
Other operating costs	16,248	14,493	33,348	28,880
Corporate expenses	9,629	50,070	18,086	65,608
Indemnification, investigation and litigation costs, net of recoveries	3,444	25,118	8,920	(2,501)
Total selling, general and administrative	46,915	107,364	94,497	124,983
Depreciation	5,337	4,608	10,437	10,558
Amortization	1,089	2,962	2,178	5,613
Total operating costs and expenses	106,984	175,383	213,756	261,421
Operating loss	(24,013)	(80,639)	(49,781)	(74,960)
Other income (expense):
Interest expense	(63)	(165)	(185)	(323)
Interest and dividend income	874	3,375	2,371	13,689
Other income (expense), net	(1,088)	(6,941)	3,049	(7,445)
Total other income (expense)	(277)	(3,731)	5,235	5,921
Loss before income taxes	(24,290)	(84,370)	(44,546)	(69,039)
Income tax expense (benefit)	13,461	(612,350)	29,048	(592,196)
Net income (loss)	$ (37,751)	$ 527,980	$ (73,594)	$ 523,157

Net income (loss) per share:
Net income (loss) per share – basic	$ (0.46)	$ 6.57	$ (0.91)	$ 6.51
Net income (loss) per share – diluted	$ (0.46)	$ 6.56	$ (0.91)	$ 6.50

Weighted average shares outstanding:
Basic	81,312	80,351	81,108	80,334
Diluted	81,312	80,518	81,108	80,504

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SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2008 and December 31, 2007

	June 30, 2008	December 31, 2007
	(Unaudited)
	(In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$ 115,452	$ 142,533
Accounts receivable, net of allowance for doubtful accounts of $11,621 in 2008 and $12,276 in 2007	62,849	73,031
Inventories	7,700	7,937
Escrow deposits and restricted cash	34,719	35,641
Recoverable income taxes	11,508	16,509
Other current assets	13,261	7,034
Total current assets	245,489	282,685
Investments	19,671	42,249
Property, plant and equipment, net of accumulated depreciation of $108,930 in 2008 and $146,170 in 2007	154,337	163,355
Intangible assets, net of accumulated amortization of $49,823 in 2008 and $47,645 in 2007	86,056	88,235
Goodwill	124,301	124,301
Prepaid pension benefit	90,321	89,512
Other assets	1,064	1,249
Total assets	$ 721,239	$ 791,586

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current installments of long-term debt	$ 19	$ 35
Accounts payable and accrued expenses	96,344	112,621
Amounts due to related parties	10,383	8,852
Income taxes payable and other tax liabilities	565	1,027
Deferred revenue	9,891	10,060
Total current liabilities	117,202	132,595
Long-term debt, less current installments	—	3
Deferred income tax liabilities	60,033	58,343
Other tax liabilities	622,615	597,206
Other liabilities	70,928	78,448
Total liabilities	870,778	866,595
Stockholders’ equity (deficit):
Class A common stock, $0.01 par value. Authorized 250,000,000 shares; 104,497,022 and 81,927,124 shares issued and outstanding, respectively, at June 30, 2008 and 88,008,022 and 65,308,636 shares issued and outstanding, respectively, at December 31, 2007	1,045	880
Class B common stock, $0.01 par value. Authorized 50,000,000 shares; 0 shares issued and outstanding at June 30, 2008 and 14,990,000 shares issued and outstanding at December 31, 2007	—	150
Additional paid-in capital	502,422	501,138
Accumulated other comprehensive income (loss):
Cumulative foreign currency translation adjustments	544	3,878
Unrealized gain (loss) on marketable securities	(138)	141
Pension adjustment	(29,046)	(29,718)
Accumulated deficit	(399,626)	(325,451)
	75,201	151,01 8
Class A common stock in treasury, at cost — 22,569,898 shares at June 30, 2008 and 22,699,386 shares at December 31, 2007	(224,740)	(226,027)
Total stockholders’ equity (deficit)	(149,539)	(75,009)
Total liabilities and stockholders’ equity (deficit)	$ 721,239	$ 791,586

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Items affecting the Company’s consolidated net loss include:

	Favorable/(Unfavorable)	Favorable/(Unfavorable)
	Second quarter	YTD

Net income for period ended June 30, 2007	$ 528.0	$ 523.2
Operating revenue	(11.7)	(22.5)
Cost of sales	6.8	13.6
Sales and Marketing	0.1	(1.1)
Other operating costs (excluding reorganization and loss of disposal of assets)	0.8	0.1
Loss on disposal or write-down of fixed assets	(1.8)	(2.2)
Reorganization costs	(0.8)	(2.4)
Indemnification, investigation and litigation costs	19.7	34.3
Indemnification, investigation and litigation costs recoveries	2.0	(45.7)
Bad debt related to amount due from affiliate	33.7	33.7
Loss on sale of newspaper operations	8.6	13.6
Costs related to settlement with Hollinger Inc.	(2.5)	(2.5)
Other corporate expenses	0.7	2.7
Income tax benefit – CRA settlement	(586.7)	(586.7)
Income tax expense - other	(39.2)	(34.5)
Depreciation and amortization	1.1	3.5
Total other income (expense)	3.4	(0.7)

Net loss for period ended June 30, 2008	$ (37.8)	$ (73.6)